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                                                                    EXHIBIT 99.3

                           MERGER OF EEX CORPORATION
                                 WITH AND INTO
            NEWFIELD OPERATING COMPANY, A WHOLLY OWNED SUBSIDIARY OF
                          NEWFIELD EXPLORATION COMPANY

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

     Pursuant to the proposed merger of EEX Corporation ("EEX") with and into Newfield Operating Company ("Merger Sub"), a wholly owned subsidiary of Newfield Exploration Company ("Newfield"), holders of shares of EEX common stock ("EEX Shares") will receive .05703 of a share of Newfield common stock in exchange for each of their EEX Shares. The Merger is subject to the terms and conditions set forth in the Amended and Restated Agreement and Plan of Merger dated as of May 29, 2002 among Newfield, Merger Sub and EEX (the "Merger Agreement"), a copy of which is included as Annex A to the enclosed Proxy Statement/Prospectus.


     Pursuant to the Merger Agreement, holders of EEX Shares will have the option to elect to receive (subject to the terms and conditions set forth in the Proxy Statement/Prospectus and subject to compliance with the election procedures set forth in the Proxy Statement/Prospectus and the Trust Units Election Form and Letter of Transmittal (the "Election Form"), copies of which may be furnished to your clients as examples only and should not be used by them to make elections directly) units in the Treasure Island Royalty Trust in lieu of all or a portion of the shares of Newfield common stock they would otherwise receive (the "Election"). For each trust unit that a holder of EEX Shares elects to receive, the number of shares of Newfield common stock that the shareholder would otherwise receive will be reduced by .00054. The Treasure Island Royalty Trust is a newly formed royalty trust that will hold overriding royalty interests in any future production that may be achieved from previously defined horizons in EEX's Treasure Island project, as more specifically described in the Proxy Statement/Prospectus. Each holder of EEX Shares may elect to receive up to a maximum number of trust units equal to 105.611 multiplied by the number of EEX Shares covered by such holder's Election Form (rounded down to the nearest whole trust unit), subject to the allocation and proration procedures described in the Proxy Statement/Prospectus and the Election Form. Holders of EEX Shares who fail to complete and return an Election Form will be deemed to have elected to receive no trust units and will therefore receive only shares of Newfield common stock (and cash in lieu of fractional shares) in the Merger. Therefore, holders of EEX Shares who do not want to receive trust units should not make an Election.


     We are requesting that you contact your clients for whom you hold EEX Shares regarding the Merger and the Election. We urge you to make sure your clients understand the consequences of not making an Election. We have enclosed the following documents for your information:

     - a Proxy Statement/Prospectus dated             , 2002;

     - a Proxy Card;


     - an Election Form (which includes (1) a Notice of Guaranteed Delivery to be used if a shareholder's stock certificates are not immediately available, if a shareholder cannot deliver his certificates to the Exchange Agent before the expiration of the election period or if a shareholder cannot comply with the book-entry transfer procedures on a timely basis and (2) a Substitute Form W-9) for your use and for the information of your clients;


     - a form of letter which may be sent to your clients for whose account you hold EEX Shares registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with respect to the Election;


     - a Letter of Transmittal with respect to EEX Shares delivered pursuant to a Guarantee of Delivery;

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     - Guidelines for Certification of Taxpayer Identification Number on
       Substitute Form W-9; and



     - an Election Form return envelope addressed to the Exchange Agent, American Stock Transfer and Trust Company.



We are requesting that you forward copies of these documents to your clients for whom you hold EEX Shares registered in your name or in the name of your nominee.


     Please note that, in the event the trust units are oversubscribed, you will be required to follow the allocation and proration procedures described in the Proxy Statement/Prospectus and the Election Form to determine the proper distribution of trust units that you receive to your clients for whom you hold EEX Shares registered in your name or in the name of your nominee and for whom you submitted an aggregated Election Form to the Exchange Agent.


     Please act promptly. The election deadline is 5:00 p.m. Houston, Texas time on Friday, November 22, 2002 (the "Election Deadline"). Holders of EEX Shares may revoke or change their elections at any time prior to the Election Deadline by following the procedures set forth in the Proxy Statement/Prospectus and the Election Form.


     Newfield will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Proxy Statement/Prospectus and the related documents to the beneficial owners of EEX Shares held by them as nominee or in a fiduciary capacity.

     Please direct any requests for additional copies of the enclosed materials or any inquiries that you may have with respect to the Merger or the Election either to the Exchange Agent, American Stock Transfer and Trust Company, at its address and telephone number as set forth in the Election Form or to the Proxy Solicitor, Innisfree M&A Incorporated, at its telephone number set forth in the Proxy Statement/Prospectus.

                                            Very truly yours,
                                            Newfield Exploration Company

Enclosures


NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF NEWFIELD, EEX OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE MERGER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROXY STATEMENT/PROSPECTUS OR ELECTION FORM.


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